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                            ARTICLES OF INCORPORATION

                                       OF

                                PILGRIM GNMA FUND



                                        I

     The name of this corporation is PILGRIM GNMA FUND.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code. This corporation will be an open-end investment company registered under the United States Investment Company Act of 1940.

                                       III

     The name and address in the State of California of this corporation's initial agent for service of process is: MURRAY L. SIMPSON, 5 PALO ALTO SQUARE, PALO ALTO, CALIFORNIA 94306.

                                       IV

     This corporation is authorized to issue only one class of shares of stock, to wit, common stock, and the total number of shares of common stock which this corporation is authorized to issue is five billion (5,000,000,000).

                                        V

     The shares of common stock of the corporation shall be subject to redemption as hereinafter set forth:

     (1) Redemption by Shareholders:

     (a) Each shareholder of this corporation at any time may redeem all or any portion of such shareholder's shares by tendering the shares to be redeemed in such manner as the Board of Directors of the corporation may determine, and to receive the redemption price next determined after a proper tender is made to the corporation. The redemption price is approximately equal to the shares' proportionate interest in the net assets of the corporation and shall be determined in accordance with the provisions set forth in the current Prospectus of the corporation under the Securities Act of 1933, and shall be paid in cash or in kind in such manner as the Board of Directors shall determine.

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     (b) The right of redemption by the shareholders may be suspended (i) for any periods during which the New York Stock Exchange is closed (other than for customary weekend and holiday closings), (ii) when trading in the markets the corporation normally utilizes is restricted or when an emergency exists as determined by the United States Securities and Exchange Commission as a result of which disposal of the corporation's portfolio securities or a fair determination of the value of the corporation's net assets is not reasonably practicable; or (iii) for such other periods as the United States Securities and Exchange Commission by order may permit for protection of the corporation's shareholders.

     (2) Redemption by Corporation:

     (a) At the option of the corporation, to be exercised at the discretion of the Board of Directors, the corporation may redeem the shares owned by a shareholder if at any time the shares of such shareholder do not have a total value (per share net asset value times the number of shares held) of at least $1,000. The Board of Directors shall cause written notice to be mailed to any such shareholder at the address of such shareholder as then reflected on the books of the corporation of the corporation's intention to exercise its option of redemption, and, unless such shareholder within 30 days following the mailing of such notice purchases such additional number of shares so that the value of all such shares then owned by such shareholder is at least $1,000, the corporation shall on the date specified in such written notice redeem all shares owned by such shareholder at the aggregate per share redemption price next determined as provided in the current Prospectus of the corporation under the Securities Act of 1933. Said redemption price shall be paid in cash or in kind in such manner as the Board of Directors shall determine.

     (b) At the option of the corporation, to be exercised by the Board of Directors, the corporation may redeem all or a portion of the shares owned by a shareholder if at any time, in the opinion of the Board of Directors, ownership of the corporation's shares has or may become concentrated to an extent which would cause the corporation to fail to qualify for tax treatment applicable to a "regulated investment company" under Subchapter M of the United States Internal Revenue Code of 1954, as amended, or any successor statute. No shareholder (or group of shareholders deemed to be a single shareholder under said Subchapter M) holding less than 5% of the net asset value of the corporation shall be subject to redemption under this subparagraph. Such option shall be exercised by the Board of Directors causing written notice to mailed to such shareholder, at the shareholder's address as then reflected on the books of the corporation, of its intention to redeem all or a portion of such shares, and the corporation shall redeem such shares upon the date specified in such notice at the redemption price thereof next determined as provided in the current Prospectus of the corporation under the Securities Act of 1933.

     (3) General

     Upon redemption by the shareholder or by the corporation, as provided hereunder, the shareholder shall have no further rights relative to, or interest in, the shares redeemed, including, without limitation, the right to vote such shares or to receive further dividends in respect thereto, other than the right to receive payment of the redemption price on the date and in the manner specified by the Board of Directors.



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                                          DATED:   __________________, 1997



                                          ___________________________________
                                          Murray L. Simpson, Incorporator

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.



                                          ___________________________________
                                          Murray L. Simpson



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